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SEC 2069

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SECURITIES AND EXCHANGE COMMISSION OMB Number: 3235-0167

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Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

Commission File Number __1-15575____

_____________________ CEVA INTERNATIONAL, INC._____________

(Exact name of registrant as specified in its charter)

75-77 North Bridge Street

Somerville, New Jersey 08876

_______________________________________ ______________________________

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock

______________________________________________________________________

(Title of each class of securities covered by this Form)

__________________________________NONE_______________________________

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) _X_ Rule 12h-3(b)(1)(i) ____

Rule 12g-4(a)(1)(ii)_X_ Rule 12h-3(b)(1)(ii) ____

Rule 12g-4(a)(2)(i) ____ Rule 12h-3(b)(2)(i) ____

Rule 12g-4(a)(2)(ii)____ Rule 12h-3(b)(2)(ii) ____

Rule 15d-6 -------- ____

Approximate number of holders of record as of the certification or notice date: 70

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 15, 2002 By:__ /s/ Herbert G. Case, Jr.___

Herbert G. Case, Jr.

FORM 15 CEVA 11-15-02